EXHIBIT 2.2


                               SHARE CANCELLATION

                                DUNCAN HILL, INC.
                             7090 WHIPPLE AVE., N.W.
                            NORTH CANTON, OHIO 44720


December 16, 2004

Surge Global Energy, Inc.
12220 El Camino Real, Suite 410
San Diego, CA 92130

Att: David Perez, Chief Operating Officer

Re:      Exchange of Shares

Gentlemen:

         This is to confirm that we hereby cancel 5,000,000 shares of Series A Preferred Stock of Surge Global Energy, Inc. and 1,100,000 shares of Series B Preferred Stock and the cumulative dividends thereon in exchange for 6,100 shares of Common Stock of Surge Global Energy, Inc. We understand that Surge Global Energy, Inc.'s Board of Directors has approved this transaction and we wish to advise you that Duncan Hill, Inc.'s Board of Directors has also approved the exchange. Further, we understand an appropriate restrictive legend will be placed on the stock certificate. Kindly sign below indicating your acceptance of this exchange.

                                               Very truly yours,

                                               DUNCAN HILL, INC.


                                               By: /S/ WILLIAM L. MILLER
                                                   -----------------------
                                                   William L. Miller,
                                                   Chief Executive Officer

Agreed to and accepted by:

SURGE GLOBAL ENERGY, INC.


By: /S/ FRED W. KELLY
    -----------------------
    Fred W. Kelly
    Chief Executive Officer


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EXHIBIT 2.2


                                    EXHIBIT B
                                    ---------

                                    GUARANTEE

         THIS GUARANTEE ("Guarantee") is made and executed as of December 16, 2004, by WILLIAM L. MILLER ("Guarantor"), with reference to the following:

         A. Guarantor is the sole shareholder of ZENVESCO, INC., a NEVADA corporation (the "Buyer").

         B. The Buyer will purchase certain of the tobacco products and accessories (the "Assets") of SURGE GLOBAL ENERGY, INC., a Delaware corporation ("Seller"), pursuant to an asset purchase agreement dated as of December 16, 2004 (the "Asset Purchase Agreement"), and simultaneously, as partial consideration for the Assets, will assume certain of the liabilities of Seller (the "Liabilities"), also pursuant to the Asset Purchase Agreement.

         C. Effective concurrently with the execution of this Guarantee, the Guarantor has entered into (i) a pledge agreement, dated as of December 16, 2004 (the "Pledge Agreement"), whereby the Guarantor has pledged two hundred thousand (200,000) shares of the Guarantor's stock of the Seller (the "Shares") to the Sellers as security for the obligation of Guarantor in this Guarantee, and (ii) an escrow agreement, dated as of December 16, 2004 (the "Escrow Agreement") whereby the Shares will be held until Guarantor's obligations under this Guarantee and the Asset Purchase Agreements to the Buyer shall have been paid, satisfied and/or otherwise discharged; until December 31, 2005, at which time the guarantee will expire; and

         D. Effective concurrently with the execution of this Guarantee, and in connection with the execution of the Asset Purchase Agreement, the Buyer has entered into the Assignment and Assumption Agreement with respect to the acquisition of the Assets and assumption of the Liabilities of the Seller.

         NOW, THEREFORE, in consideration of the foregoing, and for such other valuable consideration, the receipt of which is hereby acknowledged, the Guarantor hereby agrees as follows:

         1. GUARANTEE.

                  1.1 Guarantor unconditionally guarantees Buyer's obligations to Seller pursuant to the Asset Purchase Agreement and the Assignment and Assumption Agreement, including, without limitation, the Buyer's assumption of all Liabilities of the Seller under such agreements.

                  1.2 Guarantor agrees that his obligations under this Guarantee shall be absolute and unconditional, irrespective of (i) the validity or enforceability of the Asset Purchase Agreement, the Assignment and Assumption Agreement, the Pledge Agreement or the Escrow Agreement, (ii) the absence of any attempt to


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satisfy Liabilities assumed under the Asset Purchase Agreement or the Assignment and Assumption Agreement from Buyer or other action to enforce performance under the Asset Purchase Agreement or the Assignment and Assumption Agreement, (iii) any waiver or consent by the Seller or any assignee of Seller (the "Guaranteed Parties") with respect to any term or provision of the Asset Purchase Agreement or the Assignment and Assumption Agreement.

         2. DISCHARGE OF GUARANTEE. This Guarantee shall not be discharged except by complete performance of the obligations contained in the Asset Purchase Agreement, the Assignment and Assumption Agreement and this Guarantee. But in any event shall be discharged by December 31, 2005.

         3. WAIVER.

                  3.1 Guarantor waives any and all defenses to his duty to perform pursuant to the terms of this Guarantee. Specifically, but not by way of limitation, Guarantor waives the following:

                  3.1.1 Diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or any voluntary or involuntary petition under the Bankruptcy Code involving Buyer, protest or notice with respect to the Asset Purchase Agreement and this Guarantee, and all demands whatsoever;

                  3.1.2 The defense of statute of limitations in any action hereunder or in any action for the performance of any obligation hereby guaranteed;

                  3.1.3 Any rights which Guarantor may have under California Civil Code Sections 2819, 2845, 2849 and 2850, or California Code of Civil Procedure Sections 580b, 580d and 726, together with any other defenses given to guarantor or sureties at law or in equity other than actual payment or performance of the obligations hereby guaranteed;

                  3.1.4 Any right to require the Guaranteed Parties to proceed against Buyer in any way;

                  3.1.5 Any right to require the Guaranteed Parties to pursue any other remedy in such party's power whatsoever;

                  3.1.6 Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of the Guaranteed Parties to file or enforce a claim against the estate (in administration, bankruptcy, foreclosure, or any other proceeding) of any other person or persons;

                  3.1.7 Notice of the acceptance of this Guarantee by any person;

                  3.1.8 Notice of default and all other notices of any kind to which Guarantor might otherwise be entitled in connection with this Guarantee, including, but not limited to, (i) notices as to the creation or incurring of any new or additional obligation, or (ii) notices of any action or nonaction on the part of Buyer or the Guaranteed Parties, or (iii) notices of action or nonaction on the part of any person whomsoever under this or any other instrument in connection with any obligation hereby guaranteed;


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

                  3.1.9 Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                  3.1.10 Any defense of whatsoever nature on the part of Buyer which may otherwise have been asserted by Guarantor as a defense hereunder;

                  3.1.11 Any defense based upon any statute or rule of law which provides that an offer of performance exonerates a surety;

                  3.1.12 Any duty on the part of the Guaranteed Parties to disclose to Guarantor any facts the Guaranteed Parties may now or hereafter know about Buyer or any other person or entity, regardless of whether the Guaranteed Parties have reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, and regardless of whether the Guaranteed Parties have reason to believe that such facts are unknown to Guarantor or have a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for and capable of being and keeping informed of the financial condition and ability of Buyer and of all circumstances bearing on the risk of nonperformance of any obligations hereby guaranteed;

                  3.1.13 Any defense arising because of election, in any proceeding instituted under the federal Bankruptcy Code or the application of
Section 1111(b)(2) of the federal Bankruptcy Code; and

                  3.1.14 Any act, action or failure to act by or on behalf of the Guaranteed Parties which extinguishes or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Buyer for reimbursement, or both.

         4. SETTLEMENT OF OBLIGATIONS. The Guaranteed Parties are hereby authorized, from time to time, without notice or demand and without affecting or impairing the obligation or liability of Guarantor hereunder, to, without limitation, (i) accept or release any security for this Guarantee, or any obligation guaranteed hereby, and (ii) settle, release, compromise, collect, negotiate or otherwise liquidate any obligation guaranteed hereby, in any manner. Any and all such actions of the Guaranteed Parties shall not impair or affect in any way the obligation or liability of Guarantor hereunder.

         5. INDEPENDENT OBLIGATIONS. The obligations hereunder are independent of the obligations of Buyer, and a separate action or actions may be brought and prosecuted against Guarantor regardless of whether action is brought against Buyer or whether Buyer is joined in any such action or actions.

         6. SUCCESSORS AND ASSIGNS. This Guarantee shall be binding on Guarantor and the successors and assigns of Guarantor, and shall inure to the benefit of the Guaranteed Parties and the successors and assigns of the Guaranteed Parties.


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

         7. ENTIRE AGREEMENT; AMENDMENT. This Guarantee constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. There are no representations, warranties, agreements or understandings, express or implied, written or oral between the parties hereto relating to the subject matter of this Guarantee which are not fully expressed herein. No supplement, amendment or modification of this Guarantee shall be binding unless executed in writing by all of the parties. No waiver shall be deemed to be made by the Guaranteed Parties of any of such party's rights hereunder unless the same shall be in writing signed by the Guaranteed Parties and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Guaranteed Parties or the obligations of Guarantor to the Guaranteed Parties in any other respect at any other time. This Guarantee may not be altered or amended except by an agreement in writing signed by Guarantor and the Guaranteed Parties.

         8. GOVERNING LAW. This Guarantee shall be governed by, enforced and interpreted in accordance with the laws of the State of California.

         9. SEVERABILITY. Wherever possible, each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

         10. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

     If to the Guaranteed Parties:               Surge Global Energy, Inc.
                                                 12220 El Camino Real, Suite 410
                                                 San Diego, California USA 92130
                                                 Attention: Fred Kelly, CEO
                                                 Facsimile: (858) 704-5011

                 With a copy to:                 Morse & Morse, PLLC
                                                 111 Great Neck Road, Suite 420
                                                 Great Neck, NY 11021
                                                 Attention: Steven Morse
                                                 Facsimile: (516) 487-1452


     If to Guarantor:                            William L. Miller
                                                 7090 Whipple Ave NW
                                                 North Canton, OH 44720
                                                 Attention: William L. Miller
                                                 Facsimile:(330) 244-9518


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

                  With a copy to:                Gerald Baker Esq.
                                                 3711 Whipple Ave NW
                                                 Canton, OH 44718
                                                 Attention: Gerald Baker
                                                 Facsimile: (330) 492-4577


or to such other address as such party may indicate by a written notice delivered to the other parties hereto.

         11. SECTION TITLES. The subject headings of the Articles, Paragraphs and Section titles contained in this Guarantee are included for convenience only and shall not affect the construction or interpretation of any of the provisions of this Guarantee.

                  IN WITNESS WHEREOF, this Guarantee has been duly executed by the Guarantor on the day and year first above-written.


                                                     /S/ WILLIAM L. MILLER
                                                     ---------------------
                                                     William L. Miller
                                                     "Guarantor"


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EXHIBIT 2.3


                                    EXHIBIT C
                                    ---------

                                PLEDGE AGREEMENT


         THIS PLEDGE AGREEMENT (the "Agreement") is entered into December 16, 2004, by and between WILLIAM L. MILLER, an individual ("Pledgor"), and SURGE GLOBAL ENERGY, INC., a Delaware corporation (hereinafter referred to as "Pledgee" and sometimes as "Seller"), with reference to the following facts:

                                    RECITALS


         A. Pledgor is a shareholder of Seller, and is the owner of Two Hundred Thousand (200,000) shares of common stock of Seller (the "Shares").

         B. Pledgor is sole shareholder of ZENVESCO, INC., a NEVADA corporation ("Buyer," and together with the Pledgor and Seller, the "Parties").

         C. Concurrently with the execution of this Agreement, Seller and Buyer have entered into (i) an Asset Purchase Agreement, whereby Seller agrees to sell and Buyer agrees to buy all of the tobacco products and related assets of Seller (the "Assets") and Seller agrees to assign and Buyer agrees to assume certain liabilities of Seller (the "Liabilities"), and (ii) an Assignment and Assumption Agreement with respect to the acquisition of the Assets and the assumption of the Liabilities (the Assignment and Assumption Agreement, and together with the Asset Purchase Agreement, the "Transfer Agreements"). This pledge agreement will terminate in any event by December 31, 2005.

         D. Pledgee would not have accepted entered into the Transfer Agreements but for the execution of this Agreement by Pledgor.

         E. Capitalized terms used in this Agreement without definition shall have the respective meanings given them in the Asset Purchase Agreement.


         NOW, THEREFORE, the parties hereto mutually agree as follows:

         1. PLEDGE.

                  1.1 IN GENERAL. Pledgor hereby delivers, pledges and grants a continuing security interest in the Shares to Pledgee. Said pledge shall be accomplished by an Assignment Separate From Certificate, in the form attached hereto as Exhibit "A" (the "Assignment Document"). The Shares subject to this pledge shall include any replacements or substitutions, and any issued under a former name of Seller. The pledge and security interest effectuated hereby shall secure all of the Buyer's obligations to Pledgee under the Transfer Agreements.

                  1.2 ESCROW AGENT. The Shares and the Assignment Document may be held in the physical custody of an escrow agent selected by the Parties (an "Escrow Agent"), which custody shall not affect the rights and remedies of the Parties under this Agreement.

         2. RIGHTS. Unless and until the Shares are sold pursuant to a "commercially reasonable" sale in accordance with Section 3.1.3 below:

                  2.1 PLEDGOR'S RIGHT TO REPRESENT THE SHARES. Pledgor shall be entitled to represent the Shares at any annual or special meeting of the shareholders and to vote such Shares or give his written consent to the voting of such Shares, unless Pledgor shall receive written notice of breach of or default under the Asset Purchase Agreement; and

                  2.2 PLEDGOR'S RIGHT TO EXERCISE ALL RIGHTS RELATIVE TO THE SHARES. Pledgor shall be entitled to exercise all other rights of ownership of the Shares unless Pledgor shall receive written notice of breach of or default under the Asset Purchase Agreement, except that Pledgor shall not be entitled to sell, convey, transfer, or encumber such Shares, unless Pledgee shall first consent in writing.

         3. REMEDIES.

                  3.1 REMEDIES. For purposes of this Agreement, the term "Event of Default" shall mean a material breach by the Buyer of any of its obligations under the Asset Purchase Agreement, including, without limitation, the obligation to faithfully pay, satisfy and/or discharge any of the Assumed Liabilities. Upon and following an Event of Default, Pledgee may:

                  3.1.1 U.C.C. REMEDIES. Subject to the provisions of this Agreement, exercise all rights and remedies available to a secured creditor after default, including but not limited to the rights and remedies of secured creditors under the California Uniform Commercial Code;

                  3.1.2 TRANSFER AND VOTE SHARES. At Pledgee's option and without notice to Pledgor, transfer and register the Shares or any part of the Shares in Pledgee's name or the name of Pledgee's nominees; collect and enforce any payment with respect to the Shares; exercise all rights, options, and privileges with respect to the Shares, and deliver the Shares in that connection to any appropriate person or agency; and vote the Shares as Pledgor and/or Pledgor's proxy, subject to any irrevocable proxy that may be in effect prior to the date of this Agreement, that proxy to be irrevocable until this Agreement is terminated; provided, however, that until such Event of Default, Pledgor's right to vote the Shares will not be impaired by this Agreement; and

                  3.1.3 CONDUCT SALE. Conduct a "commercially reasonable" private sale of the Shares. Any such sale shall be conducted in accordance with applicable state and federal securities laws.

                  3.1.4 NOTICE OF SALE OR DISPOSITION. Pledgee's notice of the time and place of sale of the Shares, or the time on or after which a sale of the Shares will be made, is reasonable if sent to Pledgor in the manner for giving notice set forth in the Asset Purchase Agreement at least fifteen (15) calendar days before the sale or other disposition of the Shares.

                  3.2 DUTIES OF PLEDGOR UPON DEFAULT. If an Event of Default occurs, Pledgor is hereby required to and shall take the following action:

                  3.2.1 ASSEMBLE RECORDS. Assemble all records relating to the Shares and make them available to Pledgee as Pledgee directs;

                  3.2.2 EXECUTE NECESSARY DOCUMENTS. Execute and/or issue all documents and instruments on Pledgee's request that Pledgee considers necessary or advisable to exercise Pledgee's rights under this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF PLEDGOR.

                  Pledgor hereby warrants and represents as follows:

                  4.1 PLEDGOR IS DULY AUTHORIZED. Pledgor is an individual, duly authorized to enter into this Agreement.

                  4.2 STATUS OF SHARES. All issued and outstanding stock in Seller owned by Pledgor is duly authorized and validly issued.

                  4.3 OWNERSHIP OF SHARES. Except for the pledge of the Shares hereunder, Pledgor owns the Shares free and clear of any liens, charges, pledges, or encumbrances.

                  4.4 REPRESENTATIONS AND WARRANTIES SURVIVE. The representations and warranties contained in this Agreement shall survive the closing of this transaction and shall remain in full force and effect at all times that an obligation of the part of Buyer remains under the Asset Purchase Agreement, including, without limitation, the obligation faithfully to pay, satisfy or discharge an assumed Liability.

         5. TERMINATION.

                  5.1 TERMINATION AND RETURN OF PLEDGED SHARES. This Agreement shall terminate and the Shares shall be released from the lien of this pledge at such time as all the obligations of Buyer under the Asset Purchase Agreement, including payment of the Assumed Liabilities, have been paid, discharged or otherwise satisfied, but not later than December 31, 2005. The Pledgee (or any Escrow Agent holding the Shares) shall then deliver possession of the Shares to Pledgor. In the event of the discharge or satisfaction of less than all of the Assumed Liabilities, the Pledgor and Pledgee shall meet and confer to determine how many of the Shares should be released from this Agreement.

         6. INDEMNIFICATION. Pledgor shall indemnify, defend, and hold harmless the Pledgee against loss of any kind, including reasonable attorneys' fees, caused to Pledgee by reason of Pledgee's interest in the Shares, or by reason of Pledgee exercising any right under this Agreement.


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

7.       GENERAL PROVISIONS.

                  7.1 ENTIRE AGREEMENT; AMENDMENT. Other than any agreement with an Escrow Agent with respect to the physical custody of the Shares, this Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. There are no representations, warranties, agreements or understandings, express or implied, written or oral between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. No supplement, amendment or modification of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  7.2 BINDING AGREEMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns.

                  7.3 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.

                  7.4 NECESSARY ACTS. Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

                  7.5 GENDER; NUMBER. The use of the singular in this Agreement includes the plural and the use of one gender includes the others whenever the context thereof so requires.

                  7.6 SEVERABILITY. If any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected.

                  IN WITNESS WHEREOF, the parties have executed this Pledge Agreement on the day and year first above written.

PLEDGEE:                                 PLEDGOR:
--------                                 --------


SURGE GLOBAL ENERGY, INC.,
a Delaware corporation


By: /S/ FRED W. KELLY                    /S/ WILLIAM L. MILLER
    ------------------                   --------------------------------
    Fred W. Kelly, CEO                   William L. Miller, an Individual


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

ACKNOWLEDGED BY:

ZENVESCO, INC., a NEVADA corporation


By: /S/ WILLIAM MILLER
    --------------------------------
    WILLIAM MILLER
    --------------------------------
    PRESIDENT

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                      ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, WILLIAM L. MILLER, an individual (hereinafter referred to as "Pledgor"), hereby assigns and transfers unto SURGE GLOBAL ENERGY, INC., a Delaware corporation, as Pledgee, in accordance with the terms of that certain Pledge Agreement dated December 16, 2004, Two Hundred Thousand (200,000) shares of capital stock of SURGE GLOBAL ENERGY, INC., a Delaware corporation, (here, the "Corporation") standing in Pledgor's name on the books of the Corporation and represented by share certificate number _______________________ herewith, and does hereby irrevocably constitute and appoint _________________________, as Pledgor's attorney-in-fact, to transfer the said stock on the books of the Corporation with full power of substitution in the premises.


Dated: December 17, 2004


In the presence of:                            /S/ WILLIAM L. MILLER
                                               ---------------------
                                               William L. Miller, an Individual
_______________________________                "Pledgor"
Witness


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